Exhibit 99.3

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. (949) 263-4340 dpetrucci@crefunds.com

Cornerstone Core Properties REIT, Inc. Announces $10.2 Million Commitment to Purchase
Additional Buildings at Classic Pacific Business Park

Irvine, CA – May 18, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today it has entered into definitive agreements to acquire four additional buildings in Classic Pacific Business Park, a newly constructed multi-tenant industrial park in Perris, California, for $10.2 million. This news comes nearly two weeks after Cornerstone initially announced its agreement to purchase two other multi-tenant buildings in Classic Pacific Business Park for $9.8 million. The new buildings include a newly constructed industrial show room and three free-standing industrial buildings.

Classic Pacific Business Park is the first phase of a multi-phase, master planned project that will consist of approximately 397,000 square feet of retail, warehouse and multi-tenant industrial space located in 16 free-standing buildings. Classic Pacific Business Park will include approximately 153,000 square feet of space in six buildings (all to be purchased by CCP REIT), including approximately 51,000 square feet of industrial show room space in a single building, approximately 23,000 square feet of industrial space in three free-standing buildings and approximately 79,000 square feet of space in two multi-tenant industrial buildings.

Classic Pacific Business Park is currently under development and expected to be completed and ready for occupancy by the second quarter of 2008, at which time the purchase is expected to close. CCP REIT’s acquisition of Classic Pacific Business Park during its development allows it to pre-market the property during construction.

Classic Pacific Business Park is located on Interstate 215 approximately 70 miles east of Los Angeles, in the eastern Inland Empire growth corridor that extends from San Bernardino and Riverside to Temecula. Although construction activity in the eastern sector of the Inland Empire increased in 2006, there is limited multi-tenant industrial property available for lease in the Perris market. This area is considered to be one of the fastest growing areas in the United States, as cited in John E. Husing’s Inland Empire quarterly Economic Report.

“We believe this is an excellent opportunity to own brand new, well designed multi-tenant industrial property in a growing market. In evaluating this property, we considered a variety of factors including the valuation of targeted net rental income, location, demographics, economic factors, existing and planned competitive properties, price per square foot and existing property comparisons. We believe that the purchase of this property aligns perfectly with our goal of enriching the lives of our family of investors and creating shareholder value” commented Bob Peterson, CCP REIT’s chief investment officer.

One of the major components of Cornerstone Real Estate Fund’s success has been its “Market Driven Strategy” – a rigorous analytical process used in selecting appropriate property locations. Cornerstone’s Market Driven Strategy focuses on acquiring properties in markets with large and growing populations. The strategy has helped identify several major metropolitan areas where employment and population growth have driven superior rental growth, cash flow growth and growth in property values.

CCP REIT is a publicly offered, non-traded real estate company investing primarily in multi-tenant industrial properties located in major metropolitan markets throughout the United States. While the CCP REIT may use some degree of debt financing for acquisition, working capital, tenant improvements, capital improvements and cash distributions, it intends to own and operate its properties on an all-cash basis thus mitigating foreclosure and interest rate risk.

This release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is not an offer or a solicitation to purchase securities. Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read a prospectus carefully before investing. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member NASD and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.